Exhibit 5.1

February 29, 2008	Mayer Brown LLP
700 Louisiana Street
Suite 3400
Houston, Texas 77002-2730

Main Tel (713) 238-3000
Main Fax (713) 238-4888
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ION Geophysical Corporation
2105 CityWest Blvd., Suite 400
Houston, Texas 77042-2839

Re:	ION Geophysical Corporation—Registration
Statement on Form S-3
Dear Ladies and Gentlemen:
     We have acted as securities counsel to ION Geophysical Corporation, a Delaware corporation (formerly known as Input/Output, Inc.) (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 4,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), as described in the Company’s Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission with respect to the Shares on February 29, 2008 (as may subsequently be amended, the “Registration Statement”). We understand that all of the Shares are to be sold by a stockholder or stockholders of the Company upon the terms and subject to the conditions set forth in that certain Agreement dated February 15, 2005, as amended (the “Agreement”), between the Company and Fletcher International, Ltd.
     In connection with the foregoing, we have examined originals or copies of such corporate records, as applicable, of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto of all documents examined by us, and the legal capacity of each individual who signed any of those documents.
     Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance
Mayer Brown LLP operates in combination with our associated English limited liability partnership and
Hong Kong partnership (and its associated entities in Asia).

ION Geophysical Corporation
February 29, 2008

and, when issued by the Company in accordance with the terms of the Agreement and the Certificate of Rights and Preferences of Series D-3 Cumulative Convertible Preferred Stock of the Company, will be duly and validly issued, fully paid and nonassessable.
     The opinions expressed herein are limited exclusively to the federal laws of the United States of America, and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Mayer Brown LLP
Mayer Brown LLP